Exhibit 99.1

Emerson Appoints Leticia Gonçalves and Jim McKelvey to Board of Directors

Appointments underscore Board’s commitment to ongoing refreshment

ST. LOUIS (May 2, 2023) – Emerson (NYSE: EMR) today announced the appointments of Leticia Gonçalves and Jim McKelvey to its Board of Directors, effective May 2, 2023. Upon the addition of Gonçalves and McKelvey, the Emerson Board will expand to 13 members.

“We are pleased to welcome Leticia and Jim to the Emerson Board,” said James Turley, chair of the Emerson Board of Directors. “Leticia’s experience leading global teams, driving technology development and accelerating change make her an excellent addition to our Board of Directors. As an experienced entrepreneur, Jim brings a unique, innovation-focused perspective to Emerson as the company continues to invest in technology and R&D across its automation portfolio. These appointments underscore the Emerson Board’s commitment to ongoing refreshment, and we are confident we will benefit from Jim and Leticia’s perspectives as we advance on our portfolio journey.”

“I look forward to working closely with Leticia and Jim as we focus on driving execution following our recent acquisitions,” said Lal Karsanbhai, president and chief executive officer. “Leticia brings a proven international track record and growth focus to Emerson as we continue our transformation into a high-growth automation leader. Her leadership and dedication to advocating for diversity and inclusion will also provide invaluable insights as Emerson continues to transform and modernize our culture. Jim’s passion and energy for technology has been proven throughout his career as co-founder of Block, LaunchCode and Invisibly. His expertise in software, cloud and cybersecurity will benefit Emerson in our continued push to provide customers with leading software and digital solutions.”

“I am excited to join the Emerson Board as it continues to drive operational excellence and innovation, and progresses on its transformation into a more profitable, higher-growth automation leader,” said Leticia Gonçalves. “Emerson has actively evolved its portfolio over the last 18 months, and I am energized about the opportunities ahead as the Company looks to integrate and realize the many compelling synergy opportunities following its recent acquisitions.”

“I have closely followed Emerson’s recent portfolio transformation into a more focused automation leader and I am honored to join the Board as the company accelerates its investments in research, development and engineering,” said Mr. McKelvey. “I look forward to leveraging my experience to support the work of the talented Emerson team as they deliver new breakthrough technologies and enhance the value Emerson brings to companies and manufacturers across the globe.”

In addition to the new director appointments, the Board has formed a Technology and Environmental Sustainability Committee (the “Committee”). The Committee will oversee investments related to technology and R&D, ensure best-in-class cybersecurity practices, and help guide Emerson’s environmental sustainability goals and programs. Gonçalves and McKelvey will both serve on this Committee.

About Leticia Gonçalves

Leticia Gonçalves is the President, Global Foods for Archer Daniels Midland Company (ADM) and a member of the Company’s Executive Council. At ADM, she oversees the Company’s international portfolio of food ingredients and solutions. Prior to joining ADM, Gonçalves spent more than 20 years at Monsanto and three years at Bayer following its acquisition of Monsanto, with roles in digital solutions, commercial operations, international management and technology development. She is also a longtime advocate and driver of diversity and inclusion, participating in the Conference Board’s Global Women’s Leaders Council in Europe. In December 2022, Gonçalves was recognized by Bloomberg Línea as one of the 100 Most Influential Latinos around the world.

She is a member of the Board of Directors of Future Meat, a leading cultured meat biotechnology Company. Gonçalves holds a bachelor’s degree in chemical engineering from Universidade de São Paulo, Brazil and an executive MBA from the Katz Graduate School of Business at the University of Pittsburgh.

About Jim McKelvey

Jim McKelvey is a successful entrepreneur who has founded several companies, including Block (formerly known as Square) and Invisibly, Inc., a technology startup that is revolutionizing how consumers derive value from personal data and access premium content online. McKelvey is also a co-founder of Fintop Capital, a venture capital firm focused on financial technologies.

McKelvey is a member of the Board of Directors of Block, a trustee of Washington University, and Founder and Chairman of LaunchCode. McKelvey is also Chair of the Federal Reserve Bank of St. Louis. He holds bachelor’s degrees in computer science and economics from Washington University in St. Louis.

About Emerson

Emerson (NYSE: EMR) is a global technology and software company providing innovative solutions for the world’s essential industries. Through its leading automation portfolio, including its majority stake in AspenTech, Emerson helps hybrid, process and discrete manufacturers optimize operations, protect personnel, reduce emissions and achieve their sustainability goals. For more information, visit Emerson.com.

Forward-Looking and Cautionary Statements

Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the Company’s ability to successfully complete on the terms and conditions contemplated, and the financial impact of, the proposed Climate Technologies transaction and the proposed National Instruments transaction, the scope, duration and ultimate impacts of the COVID-19 pandemic and the Russia-Ukraine conflict, as well as economic and currency conditions, market demand, including related to the pandemic and oil and gas price declines and volatility, pricing, protection of intellectual property, cybersecurity, tariffs, competitive and technological factors, inflation, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC. The outlook contained herein represents the Company’s expectation for its consolidated results, other than as noted herein.

Contacts

Investors:	Media:

Colleen Mettler (314) 553-2197	Jim Golden / Joseph Sala / Tanner Kaufman Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449